Exhibit 99.8

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Corporation Announces the Appointment of Mr. Doron D. Grosman as President of Hexcel Corporation

STAMFORD, CT. — February 23, 2009 — Hexcel Corporation (NYSE: HXL) today announced that Mr. Doron D. Grosman has been appointed President effective immediately.  The previous President, William Hunt has elected to retire effective April 1, 2009 and will stay on in an advisory role until that time.

Mr. Grosman, 50, joins Hexcel after serving as President of Quebecor World’s Magazine Printing Solutions Business.  Prior to Quebecor, Mr. Grosman spent five years at American Standard Companies where he led day to day operations and finance in Trane Commercial Air Conditioning, a $4 billion global enterprise.  From 1991 to 2002, Mr. Grosman held a variety of leadership positions in GE Plastics, a $7 billion business group of the General Electric Company, including VP/General Manager of GE’s Petrochemical Business, General Manager of GE Plastics Global Sourcing and General Manager of the Americas Engineering Resins Business as well as assignments in GE’s corporate business development group.  Mr. Grosman joined General Electric after five years with Bain & Company, a business and strategy consulting firm where he served as a senior engagement manager.  Mr. Grosman, a native of South Africa, earned his MBA from the Harvard Business School, and a Masters in Engineering and a Bachelor of Science in Civil Engineering from the University of Witwatersrand in South Africa.

Mr. David Berges, Chairman & CEO commented, “After over fifty years of service, Bill Hunt has made many lasting contributions to Hexcel.  He played a pivotal role in Hexcel’s strategic development, and we wish him well in retirement.”

Mr. Berges continued, “I am delighted to name Doron Grosman to the position of President.  Doron’s breadth of experience in diverse markets and businesses of various scale, his background as a strategic P&L leader in global chemical businesses, and his supply chain, sourcing and finance expertise will enable him to provide Hexcel with strong leadership in the complex market environment we face.”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Michael W. Bacal
(203) 352-6826
michael.bacal@hexcel.com